Schedule to Product Sales Representative Agreement -
@MyWork-CM

This Schedule forms part of the Product Sales Representative Agreement between Advanced Credit Technologies, Inc. ("Representative") and InterTech Systems. LLC d/b/a Contata Solutions L.L.C ("Contata") signed June  __ 2010.

Product: @MyWork-CM
This is a customized version of Contata's @MyWork application, featuring tight integration with Representative's Credit Management ("CM") application.

The integration with Representative's Credit Management application will be realized in one or more of following ways:
• Provide a link to go to CM application portal
• Provide auto-login from within the @MyWork application into CM portal
• Provide updates and other information from CM portal directly into @MyWork application

Contata will own all intellectual property rights to @MyWork-CM. Specifically, Contata owns the @MyWork application and shall own all integration code developed by it and incorporated into @MyWork-CM, the customized version of Contata's @MyWork application.

Representative shall continue to own all of its intellectual property rights in its Credit Management application, and Contata makes no claim thereto.

Terms and Compensation to Representative:
1.	Pricing: Contata and Representative will decide on general or per customer pricing for @MyWork-CM application
2.	Contata Responsibilities: Contata will be responsible for:

o Ongoing maintenance, enhancements to the Product
o Preparation of marketing collateral for the Product
o Hosting and support of the Product as a web-based on-demand Service
o All costs associated with the above responsibilities
o Customer support as defined below

3.      Representative Responsibilities: Representative will be responsible for:

o Direct sales to customers
o All direct and indirect costs associated with sales efforts
o Any marketing/sales and/or other collateral materials over and above those provided by Contata

4.
Revenue Share: Contata will retain 50% of Net Revenues and will pay Representative an amount equal to 50% of Net Revenues. Net Revenues means the amounts billed and received by Contata under contracts solicited by Representative for use of the Product less Refunds and credit card fees and charges.

5.
Third Party Agents: For third party agents that have potential to bring in more than 500 user seats, Contata and Representative may agree to designate such agents as Volume Agents, and share up to 20% of Net Revenue from such seats. Volume Agent fees will be deducted from the Net Revenues before splitting between Representative and Contata.

Fees to any third parties not mutually designated by Contata and Representative as Volume Agents, will be borne by Representative out of its 50% split.

6.
Minimum Revenue: Notwithstanding any of the foregoing, Contata will retain an amount each month not less than $8 per user of the Product, and the amounts payable to Representative shall be reduced to the extent that the remainder of Net Revenues in any month is less than 50% of total Net Revenues.

7.
Payment: On or before the fifteenth day of each calendar month, Contata shall pay Representative the amounts due to Representative with respect to Net Revenues received in the previous calendar month. With each payment, Contata shall provide a summary statement of the calculation of the amounts due to Representative. Appropriate adjustments shall be made in subsequent months to take into account refunds of amounts included in Net Revenues in any prior month.

8.
Support: Representative will provide initial training and ongoing first level support to licensees of Product. Contata will provide support to Representative on issues that have been diagnosed as technical problems and not user issues.

CONTATA:
InterTech Systems, LLC d/b/a Contata Solutions L.L.C.
900 2nd Ave S, #495
Minneapolis, MN 55402
Email:

By:  /s/ Pradeep Sinha
Name:     Pradeep Sinha

REPRESENTATIVE:
Advanced Credit Technologies, Inc. 1915 Plaza Drive #202
Eagan, MN 55122

By: /s/ Chris Jackson
Name:  Chris Jackson

PRODUCT SALES REPRESENTATIVE AGREEMENT

This Agreement is entered into as of June 17, 2010 between InterTech Systems,

LLC, a Minnesota limited liability c pany, dba Contata Solutions L.L.C. ("Contata") , and Advanced Credit Technologies, Inc. ("Representative").

The parties agree as follows:

1. Engagement and Duties.

Subject to the terms of this Agreement, Representative agrees to act as an independent sales representative to solicit contracts for the license of the Contata software products described on any attached Schedule ("Product").

Representative will use Representative's reasonable best efforts to identify potential customers for Products, promote the use of the Products by such potential customers, present proposals for the license of the Products and undertake such other activities as are appropriate leading to executed contracts. Representative shall coordinate solicitation activities with the Contata employee identified on the attached Schedule or such other person as may be designated from time to time.

All terms of any proposals and contracts, including pricing, shall be approved by Contata prior to submission to a potential customer. Representative agrees not to make any representations regarding the Products or Contata except those expressly authorized by Contata. All contracts solicited by Representative shall be submitted to Contata for acceptance or rejection, and Representative has no authority to enter into contracts on behalf of Contata.

2.   Compensation.

As consideration for Representative's services, Contata agrees to pay Representative the amounts set forth on the attached Schedule, at the times stated on the Schedule.

  3. Ownership of Intellectual Property; Confidentiality Obligations.  a. Intellectual Property
During the term of this Agreement, Representative may generate ideas, inventions, improvements, suggestions, copyrightable materials or other information of value to Contata ("Intellectual Property") which falls into one of two categories:

(1)	Intellectual Property generated in connection with Representative's efforts under this Agreement;

(2)	Intellectual Property not generated in connection with Representative's efforts under this Agreement;

All Intellectual Property described in subparagraph (1), whether made alone or in conjunction with others, shall be disclosed to and belong to Contata, and Representative agrees to assign and hereby does assign all of Representatives rights, title and interest in such Intellectual Property to Contata. Representative further agrees to render such assistance as Contata may require to perfect such assignment and to protect Contata's rights in such Intellectual Property in any manner decided at the sole discretion of Contata, including but not limited to obtaining patent protection. To the extent allowed under copyright law, copyrightable material described in subparagraph (1) shall be deemed to be a "work made for hire"; however, in the event any such copyrightable material is deemed not to be a "work made for hire", Representative agrees to assign, and hereby does assign all rights in and title to such copyrightable material to Contata. Representative will not disclose to Contata or use in connection with the services provided by Representative under this Agreement any Intellectual Property described in subparagraph (2) except as provided in the next paragraph.

Intellectual Property, including software, developed by Representative prior to entering this Agreement or developed outside of this Agreement, and not a direct result hereof, shall remain in Representative and shall not be used by Representative in the performance of this Agreement without the express written agreement of Contata. If any of such Intellectual Property, including software, is used, modified or provided to Contata by Representative to fulfill its obligations under this Agreement, Representative grants and Contata hereby accepts, a perpetual, worldwide, royalty-free, non-exclusive license to use such Intellectual Property. With respect to software, Contata's right to use under this license includes the right to use internally the software in object or source code form for any purpose, the right to make enhancements, modifications and derivatives of the software, and the right to sublicense and distribute the software, enhancements and derivatives.

Contata agrees that Representative shall have the right to continue to use any tools, methods, concepts and techniques ("Tools") previously developed and used by Representative in the development of software deliverables under this Agreement, but which do not form part of such deliverables, except to the extent that Representative's Tools have been incorporated into the source code or architecture of a software deliverable and must be accessed to utilize the software deliverable as intended. If Representative's Tools are so incorporated into a deliverable under this Agreement, Representative grants Company a license to use the Tools as is necessary to utilize the deliverable, and title to Representative's Tools remains with Representative.

b. Confidentiality

As a result of this Agreement, Representative may obtain confidential information of Contata, of customers of Contata, or of third parties involved in joint undertakings with Contata, which Contata is under obligation to protect. Representative will not, during or after the term of this Agreement, use or divulge to others any of such confidential information unless authorized in writing to do so by Contata. Representative agrees to treat as confidential information and not to use or disclose to third parties any information provided by Contata which is marked or otherwise identified so as to indicate its confidential nature or information obtained by Representative during the term of this Agreement which under the circumstances Representative should reasonably know is being disclosed in confidence.

Upon termination of this Agreement, Representative agrees to return to Contata all materials and property furnished by Contata to Representative.

4. Non-Solicitation

During the term of this Agreement and for a period of two (2) years thereafter, Representative and Contata shall not directly or indirectly solicit any licensees of Product or any potential licensees of Product to whom Representative or Contata have made a written proposal.

For purposes of this Section 4:
–
Solicit means making any contact with, directing any proposal to, or taking any other action for the purpose of entering into a business relationship outside the terms of this Agreement, with the licensee or potential licensee, directly or on behalf of a third party, involving any product or service that competes with the Product

–	The term licensee will apply to specific division of use within a company/organization. Divisions not mentioned in proposals or licensing agreements are not subject to this Section 4.

5. Status of Representative as Independent Contractor.

Representative shall devote such time and effort as may be necessary to satisfactorily provides the services described in this Agreement. Representative may engage in other business activities, provided that such business activities do not interfere with Representative's duties under this Agreement, and provided Representative complies with its confidentiality and other obligations under this Agreement. Representative represents that Representative has disclosed to Contata the existence of any of Representative's activities which may conflict with Contata's competitive interests.

Representative shall be an independent contractor in the performance of this Agreement, and neither Representative nor any of its employees, shall be deemed an employee of Contata for any purpose whatsoever. Representative and Representative's employees, if any, shall not participate in any benefit programs for Contata employees, including without limitation health benefits, life insurance, pension or profit sharing plans and paid vacation and sick leave.

Representative specifically agrees to comply with all federal and state tax laws applicable to operation of a business such as Representative's, including without limitation, the reporting and payment of all applicable self-employment and income taxes, compliance with all employment tax requirements for employees of Representative and compliance with state unemployment and worker's compensation laws.

Representative shall have no power to act as an agent of Contata or bind Contata in any respect.

6. Termination.

This Agreement may be terminated at any time by either party by giving written notice at least two (2) weeks in advance of the desired termination date. Termination of this Agreement shall not affect liabilities which have accrued prior to termination. In addition, the obligations of the parties which by their nature are continuing, including without limitation the obligations of the parties under Sections 3 and 4, shall survive termination.

7. Miscellaneous.

a.
Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements. This Agreement may not be amended or modified in any manner except by an instrument in writing signed by the parties.

b.
No Assignment. Representative shall not subcontract or assign any of Representative's rights or obligations hereunder without the prior express written consent of Contata, which may be given or withheld in the sole discretion of Contata.

c.
Severability. The invalidity or unenforceability of one or more provisions of this Agreement shall not affect the validity or enforceability of any of the other provisions, and this Agreement shall be construed as if such invalid or unenforceable provisions were omitted.

d.	Construction. This Agreement shall be deemed to have been entered into in, and shall be construed and enforced in accordance with the laws of, the State of Minnesota.

e.
Waivers. The failure of any party to insist, in any one or more instances, upon the performance of any of the terms or conditions of this Agreement or to exercise any right shall not be construed as a waiver of the future performance of any such term or condition or the future exercise of such right.

f.	Headings. The heading of the paragraphs used in this Agreement are included for convenience only and are not to be used in construing or interpreting this
Agreement.

g.
Notices. Any notice to be given shall be sufficiently given when received. Notices may be sent by email and shall be deemed received the earlier of the time the party to be notified replies to the notice whether or not specifically acknowledging receipt or, absent proof of network failure preventing receipt, twenty four hours after sending. Notice which is mailed certified mail or sent by a recognized overnight express service shall be deemed received on the date indicated on the return receipt or proof of delivery provided by the express service. Notices shall be sent to the parties at the address set forth below or such other address as may be provided by notice appropriately given.

h.
Additional Terms in Schedule. The attached Schedule may include additional terms or agreements of the parties. The attached Schedule and any additional terms or agreements form a part of this Agreement In case of conflict, the terms in the Schedule override those in the Agreement.

In Witness Whereof, the parties have signed this Agreement. CONTATA:
InterTech Systems, LLC d/b/a Contata Solutions L.L.C. 900 2nd Ave S, #495
Minneapolis, MN 55402

By:  /s/ Pradeep Sinha

REPRESENTATIVE:
Advanced Credit Technologies, Inc. 1915 Plaza Drive #202
Eagan, MN 55122

By: /s/ Chris Jackson